UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          WASATCH PHARMACEUTICAL, INC.
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                   Utah                                     84-0854009
       -------------------------------                -----------------------
       (State or other jurisdiction of                    (IRS Employer
       incorporation or organization)                 Identification Number)

                         310 East 4500 South, Suite 450
                               Murray, Utah 84107
                     --------------------------------------
               (Address of principal executive offices)(Zip Code)

                           Consultant Stock Plan 2002
                           --------------------------
                              (Full Title of Plan)

                                 David K. Giles
                             Chief Financial Officer
                          Wasatch Pharmaceutical, Inc.
                         310 East 4500 South, Suite 450
                               Murray, Utah 84107
                                 (801) 266-4668
            ---------------------------------------------------------
           (Name, address and telephone number of agent for service.)



IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR REINVESTMENT PLAN, CHECK THE FOLLOWING BOX; [X]

                             CALCULATION OF REGISTRATION FEE

                                                         Proposed
                                       Proposed          maximum
Title of securities  Amount to be      maximum offering  aggregate offering   Amount of
to be registered     registered        price per share   price                registration fee
-------------------  ----------------  ----------------  -------------------  ----------------
Common Stock(1)      380,000,000 Shares   $.001         $380,000                $34.96

(1) Includes shares that may be issued under Options granted by the Company.
(2) Computed pursuant to Rule 457 solely of the purpose of calculating the registration fee and not as a representation as to any actual or proposed price. The fee is based upon the average of the closing bid and ask price of the common stock, $.001, reported on the NASD Bulletin Board for May 3, 2002.

                                   PROSPECTUS

                          WASATCH PHARMACEUTICAL, INC.
                         310 East 4500 South, Suite 450
                               Murray, Utah 84107
                                 (801) 266-4668

                      (380,000,000 Shares of Common Stock)

This Prospectus relates to the offer and sale by WASATCH PHARMACEUTICAL, INC., a Utah corporation (the "Company" or "Wasatch") of shares of its common stock (the "Common Stock") to certain consultants (the "Consultants") for payment of services. The Company is registering hereunder and then issuing, upon receipt of adequate consideration therefor as determined by the Board of Directors, to the Consultants, shares of Common Stock in consideration for services to be performed under the respective agreements (shares may also be issued subject to options to be negotiated).

The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of the Company within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Of the shares registered hereunder, there are no shares being registered for affiliates of the Company. An affiliate is any director, executive officer or controlling shareholder of the Company or any of its subsidiaries. An "affiliate" of the Company is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If an Employee who is not now an "affiliate" becomes an "affiliate" of the Company in the future, he would then be subject to
Section 16(b) of the Exchange Act. (See "General Information - Restrictions on Resales").

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is May 10, 2002.

This Prospectus is part of a Registration Statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings by the Company with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: WASATCH
PHARMACEUTICAL, INC., 310 East 4500 South, Suite 450, Murray, Utah 84107.

The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facility maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained at the prescribed rates. The Company's stock has been traded on the over-the-counter market since the fourth quarter of 2000 and is currently reported by the National Quotation Bureau Electronic Bulletin Board.

No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer or a solicitation by anyone to any person in any state, territory or possession of the United States in which such offer or solicitation is not authorized by the laws thereof, or to any person to whom it is unlawful to make such offer or solicitation.

Neither the delivery of this Prospectus or any sale made hereunder shall, under any circumstances, create an implication that there has not been a change in the affairs of the Company since the date hereof.

         PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1 - Plan Information

Pursuant to Rule 428(b)(1), the information required by Part I is included in documents sent or given to each consultant of WASATCH PHARMACEUTICAL, INC., a Utah corporation (herein "Registrant" or "Company" or "Wasatch").

Item 2 - Registrant Information and Employee Plan Annual Information

Plan participants have been advised of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of
Part II of this registration statement, and that these documents are incorporated by reference in the prospectus, and the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 424 (b). The address (to the attention of the President of the Company) and telephone number to which the request is to be directed is as follows: WASATCH PHARMACEUTICAL, INC., 310 East 4500 South, Suite 450, Murray, Utah 84107, (801) 266-4668.


          PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3 - Incorporation of Documents by Reference

The following documents are incorporated by reference to this Registration Statement and made a part hereof:

         (a)      the Registrant's Form 8-A filed on May 4, 2000 pursuant to
                  Section 12 of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock and the Registrant's latest Annual Report on Form 10-KSB, for the fiscal year ended December 31, 2001 including exhibits, filed under Section 13 or 15(d) of the Securities Act of 1934, as amended (the "Exchange Act"), including all amendments;

         (b) all other reports, including amendments, filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) immediately above, including, without limitation, Forms 10-QSB, and 8-K;

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4 Description of Securities

No description of the class of securities (common stock) is required under this item because the Common Stock is registered under Section 12 of the Exchange Act.

Item 5 Interests of Named Experts and Counsel

Not Applicable.

Item 6 Indemnification of Directors and Officers

The following is a brief summary of certain indemnification provisions of Wasatch's Articles of Incorporation and the Utah Revised Business Corporation Act. This summary is qualified in its entirety by reference to the text thereof.

Section 16-10a-901 through 909 of the Utah Revised Business Corporation Act, as amended (the "Corporation Act"), permits a Utah corporation to indemnify its directors and officers for certain of their acts. More specifically, Sections 16-10a-902 and 16-10a-907 of the Corporation Act grant authority to any corporation to indemnify directors and officers against any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, by reason of his or her having been a corporate director or officer. Such provision is limited to instances where the director or officer acted in good faith and in a manner he or she reasonable believed to be in or not opposed to the best interests of the corporation, or, in criminal proceedings, he or she had no reasonable cause to believe his or her conduct was unlawful. Such sections confer on the director or officer an absolute right to indemnification for expenses, including attorney's fees, actually and reasonably incurred by him or her to the extent he or she is successful on the merits or otherwise defense of any claim, issue, or matter. The corporation may not indemnify a director if the director is adjudged liable to the corporation or deemed to have derived an improper personal benefit in an action in which the director is adjudged liable.
Section 16 10a-906 of the Corporation Act expressly makes indemnification contingent upon a determination that indemnification is proper in the circumstances. Such determination must be made by the board of directors acting through a quorum of disinterested directors, or by the board of directors acting on the advice of independent legal counsel, or by the shareholders. Further,
Section 16-10a 904 of the Corporation Act permits a corporation to pay attorney fees and other litigation expenses on behalf of a director or office in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such expenses to the corporation if its is ultimately determined that he or she is not entitled to be indemnified by the corporation or to the extent the expenses so advanced by the corporation exceed the indemnification to which he or she is entitled. Such indemnification provisions do not exclude other indemnification rights to which a director or officer may be entitled under the corporation's certificate or articles of incorporation, bylaws, an agreement, a vote of shareholders, or otherwise. The corporation may also purchase and maintain insurance to provide indemnification.

The foregoing discussion of indemnification merely summarizes certain aspects of the indemnification provisions of the Corporation Act and is limited by reference to the discussed section of the Corporation Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to members of the board of directors, officers, employees, or persons controlling Wasatch pursuant to the foregoing provisions, Wasatch has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See - Exhibits and Exhibit Index below.

Item 9. Undertakings.

         a. The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) (Sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 (Sec.239.13 of this chapter) or Form S-8 (Sec.239.16b of this chapter) or Form F-3 (Sec.239.33 of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Murray, State of Utah on May 10, 2002.


                                       WASATCH PHARMACEUTICAL, INC.


                                       By: /s/ Gary Heesch
                                          -------------------------------------
                                           Gary Heesch, Chief Executive Officer


                                       By: /s/ David K. Giles
                                          -------------------------------------
                                           David K. Giles, CFO

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


May 10, 2002                              /s/  Gary Heesch
                                          ----------------------------------
                                              Gary Heesch, Director

May 10, 2002                              /s/  Robert Arbon
                                          ----------------------------------
                                              Robert Arbon, Director

May 10, 2002                              /s/   Craig Heesch
                                          ----------------------------------
                                               Craig Heesch, Director

                          WASATCH PHARMACEUTICAL, INC.

                                  EXHIBIT INDEX



No.     Description                             Document
---------------------------------------------------------------------------
4      Instruments Defining Rights of Securities Holders

4.1                                             Articles of Incorporation*
4.2                                             Bylaws*

5      Opinion re: Legality                     Letter

24     Consents of Experts and Counsel

24.1                                            Legal Consent
24.2                                            Accountants Consent

10     Additional Exhibits

10.1                                            Plan

--------------------

* Incorporated by reference to the Company's Form 8-A, as may be amended by any subsequent filings, on file with the SEC.